Exhibit (h)(70)

AMENDED AND RESTATED SCHEDULE A

THIS AMENDED AND RESTATED SCHEDULE A effective as of [              ], 2014 is the Schedule A to that certain Regulatory Administration Services Agreement dated as of June 1, 2003 between BNY Mellon Investment Servicing (US) Inc. and The RBB Fund, Inc.

List of Portfolios

Money Market Portfolio

Bogle Investment Management Small Cap Growth Fund

Robeco Boston Partners All-Cap Fund

Robeco Boston Partners Small Cap Value II Fund

Robeco Boston Partners Long/Short Equity Fund

Robeco WPG Small/Micro Cap Value Fund

Schneider Small Cap Value Fund

Schneider Value Fund

Bear Stearns CUFS MLP Mortgage Portfolio

Marvin & Palmer Large Cap Growth Fund

Free Market U.S. Equity Fund

Free Market International Equity Fund

Free Market Fixed Income Fund

Perimeter Small Cap Growth Fund

S1 Fund

Robeco Boston Partners Long/Short Research Fund

Robeco Boston Partners Global Value Equity Fund

Robeco Boston Partners International Value Equity Fund

Summit Global Investments U.S. Low Volatility Equity Fund

Dynamic U.S. Growth Fund

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule A to be executed by their officers designated below effective as of the date and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.	THE RBB FUND, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: